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                                                                    Exhibit 99.2

                         RXData.net License Agreement

RXData.net Integrated Health Records IS WILLING TO LICENSE THE DATABASE ONLY UPON THE CONDITION THAT YOU ACCEPT ALL OF THE TERMS CONTAINED IN THIS LICENSE AGREEMENT. PLEASE READ THE TERMS CAREFULLY BEFORE ACCEPTING, AS ACCEPTANCE OF THE DATABASE WILL INDICATE YOUR AGREEMENT WITH THEM. IF YOU DO NOT AGREE WITH THESE TERMS, THEN RXData.net Integrated Health Records IS UNWILLING TO LICENSE THE DATABASE TO YOU.

1. The Database. The Database licensed under this Agreement consists of computer health records database, data compilation(s) of health clauses and algorithms, and on-line documentation referred to as RXData.net, (the "Database").

2. Distribution. You are authorized to use the Database on a license agreement which is renewed annually. The licensee purchases from RXData.net client product(s) which become part of said license upon acceptance of proposal. You are hereby licensed to (i) use the Database for a period of one(1) year on as many computers and networks as you wish; and (ii) distribute the Database packs to purchasers of the medical insurance/records option or individual product(s). The attached vendor information data record is hereby incorporated by reference. Any distribution satisfying all of the distribution requirements expressed in that record is hereby authorized.

3. Restrictions. You may not: (i) modify or translate the Database; (ii) reverse engineer, decompile, or disassemble the Database, except to the extent this restriction is expressly prohibited by applicable law; (iii) create derivative works based on the Database; (iv) merge the Database with another product;
(v) export or use the Database data compilations, structures, or algorithms with another product; (vi) remove or obscure any proprietary rights notices or labels on the Database, or (vii) charge a fee or royalty, or request donations, for any distribution or transmission of the Database other than to member purchasers of medical insurance/records option.

4. Ownership. Roadpoet Ventures Ltd. own the Database and all intellectual property rights embodied therein, including copyrights and valuable trade secrets embodied in the Database's design and coding methodology. The Database is protected by United States copyright laws and international treaty provisions. This Agreement provides You only a limited use license, and no ownership of any intellectual property.

WARRANTY STATEMENT; LIMITATION OF LIABILITY. RXData.net PROVIDES THE DATABASE "AS-IS." NEITHER RXData.net NOR ANY OF ITS SUPPLIERS MAKES ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. RXData.net AND ITS SUPPLIERS SPECIFICALLY DISCLAIM THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. THERE IS NO WARRANTY OR GUARANTEE THAT THE OPERATION OF THE DATABASE WILL BE UNINTERRUPTED, ERROR-FREE, OR THAT THE DATABASE WILL MEET ANY PARTICULAR CRITERIA OF PERFORMANCE OR QUALITY.

To the extent that this Warranty Statement is inconsistent with the locality where you use the Database, the Warranty Statement shall be deemed to be modified consistent with such local law. Under such local law, certain limitations may not apply. For example, some states in the United States and some jurisdictions outside the United States may: (i) preclude the disclaimers and limitations of this Warranty Statement from limiting the rights of a consumer; (ii) otherwise restrict the ability of a manufacturer to make such disclaimers or to impose such limitations; or (iii) grant the consumer additional legal rights, specify the duration of implied warranties which RXData.net cannot disclaim, or prohibit limitations on how long an implied warranty lasts.

IN NO EVENT AND UNDER NO LEGAL THEORY, INCLUDING WITHOUT LIMITATION, TORT, CONTRACT, OR STRICT PRODUCTS LIABILITY, SHALL RXData.net OR ANY OF ITS SUPPLIERS BE LIABLE TO YOU OR ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER MALFUNCTION, OR ANY OTHER KIND OF COMMERCIAL DAMAGE, EVEN IF RXData.net HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL RXData.net BE LIABLE FOR DAMAGES IN EXCESS OF RXData.net LIST PRICE FOR THIS DATABASE LICENSE. THIS LIMITATION SHALL NOT APPLY TO LIABILITY FOR DEATH OR PERSONAL INJURY TO THE EXTENT PROHIBITED BY APPLICABLE LAW.

EXPORT CONTROLS. The Database or underlying information or technology may not be exported or re-exported (i) into (or to a national or resident of) Cuba, Iraq, Libya, Yugoslavia, North Korea, Iran, Syria or any other country to which the United States has embargoed goods; or (ii) to anyone on the US Treasury Department's list of Specially Designated Nationals or the US Commerce Department's Table of Denial Orders. By your acceptance of the Database as indicated above, You agree to the foregoing and that You are not located in, under the control of, or a national or resident of any such country or on any such list.

MISCELLANEOUS. This Agreement constitutes the entire understanding of the parties with respect to the subject matter of this Agreement and merges all prior communications, representations, and agreements. This Agreement may be modified only by a written agreement signed by the parties. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable. This Agreement shall be construed under the laws of the State of Florida, USA, excluding rules regarding conflicts of law. The application the United Nations Convention of Contracts for the International Sale of Goods is expressly

                                   AGREEMENT

This Agreement (the "Agreement") is made and entered into this 16 day of December, 1999 (the "Effective Date"), by and between Doc-Talk, L.L.C. (hereinafter "Doc-Talk"), a Delaware limited liability company with offices located at 8050 Southern Maryland Boulevard, Owings, MD 20736 and Roadpoet
                                                                  --------
Ventures Ltd., Inc. dba RXData.net Intearated Health Records (hereinafter
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"Company"). Doc-Talk and Company may also be referred to as a "Party" or
----------
collectively as the "Parties" throughout this Agreement.

WHEREAS, Doc-Talk provides the Doc-Talk Service described below through its toll free telephone number; To be determined
                       ----------------

WHEREAS, RXData.net operates a Web Site offering a Health Record's Repository;
and

WHEREAS, the Doc-Talk and Company desire to place a Hyper Link to the Doc-Talk Web Site on the home page of the Company Web Site.

NOW, therefore, in consideration of the premises and the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

"Discount Number" means the unique number which may be used in conjunction with the Doc-Talk service to grant the user of such service a specified discount from the fees charged for the service.

"Doc-Talk Service" means the fee-based, medical information service offered by Doc-Talk through telephone access.

"Hyper Link" means the icon, logo, highlighted or colored text, figure, or image representing a URL which allows an Internet user to move from one web site to another web site.

"Proprietary Information" means and shall include, but not be limited to, either Party's software, data, databases, product plans, designs, protocols, products, costs, prices, names, finances, marketing plans, business opportunities, personnel, and research and development originated by the disclosing Party, not previously published or otherwise disclosed to the general public, not previously available without restriction to the receiving Party, nor normally furnished to others without restriction, and which the disclosing Party desires to protect against unrestricted disclosure or competitive use. "Proprietary Information" shall not include information that (i) is or enters the public domain through no fault of the receiving Party; (ii) is known and has been reduced to tangible form by the receiving Party prior to the time of disclosure and is not subject to restriction; (iii) is independently developed by the receiving Party without access to or use of the Proprietary Information; (iv) is made generally available by the disclosing Party without restriction on disclosure; or (v) is disclosed by the receiving Party with the disclosing Party's prior written consent.

"Web Site" means the entry page on the WWW located at a given domain.

Hyper Link.

Company. Company shall display on the home page of the Company Web Site a brief textual description of the Doc-Talk service and a Hyper Link to the Doc-Talk Web Site. The text and Hyper Link shall appear above the fold, and the form and content of the text and Hyper Link shall be mutually agreed to by the Parties. The Hyper Link shall be no smaller than 200 by 90 pixels in size, and shall be established using the graphics, images, HTML code or other data and information provided by Doc-Talk. The text shall include a Discount Number. Use of a Hyper Link to the Doc-Talk Web Site shall in no way alter the look, feel or functionality of the Doc-Talk Web Site, nor will the Doc-Talk Web Site be framed by any web page content of Company or any third party.

Doc-Talk. Doc-Talk shall display on a web page(s) of the Doc-Talk Web Site selected by Doc-Talk in its sole discretion a brief textual description of the Company's products and services and a Hyper Link to the Company Web Site. The form and content of the text and Hyper Link shall be mutually agreed to by the Parties and shall be established using the graphics, images, HTML code or other data and information provided by Company. Use of a Hyper Link to the Company Web Site shall in no way alter the look, feel or functionality of the Company Web Site, nor will the Company Web Site be framed by any web page content of Doc-Talk or any third party.

Referral Fees.

Amounts. Doc-Talk will pay Company referral fees on certain sales of the Doc-Talk Service to third parties who utilize the Discount Number in purchasing the Doc-Talk Service. Referral Fees shall be in the amount of Five Percent (5%) of Adjusted Gross Revenue of the Service. For the purposes of this Agreement, Adjusted Gross Revenue shall mean the amounts collected by Doc-Talk from sales of the Doc-Talk Service to customers using the Discount Number, less taxes, refunds, credit card charge backs and bad debt.

Payments. Doc-Talk will pay to Company referral fees on a calendar quarter basis within forty-five (45) days following the end of the respective calendar quarter. The amount of the referral fee payment shall be based upon Net Sales for the respective calendar quarter only. If the referral fees payable for any calendar quarter are less than $100.00, Doc-Talk or Company will hold those referral fees until the total amount due hereunder is at least $100.00 or this Agreement is terminated.

The referral fee payment shall made payable to Company, and sent to the attention of:

         Joseph R. Wigley, 635 Foxwood Blvd., Englewood, Florida 34223

Policies and Pricing. Customers who buy the Doc-Talk Service using the Discount Number shall be deemed customers of Doc-Talk. Accordingly, all Doc-Talk rules, policies, and operating procedures concerning customer orders, customer service, and sales of the Doc-Talk service will apply to those customers. Doc-Talk shall be solely responsible for all aspects of processing and fulfilling orders for the Doc-Talk Service. Doc-Talk, in its sole discretion, shall determine the prices to be charged for Doc-Talk Service sold under the Discount Number. Doc-Talk may change its policies and operating procedures at any time.

Limited License.

Doc-Talk. Doc-Talk hereby grants to Company, and Company hereby accepts, a non-exclusive, non-transferable, worldwide, revocable right to use and display solely in connection with establishing the Hyper Link on the Company Web Site and promoting the Doc-Talk Service during the term of this Agreement the graphic image and text described in Section 2.1, the Doc-Talk Web Site URL, and any other trademarks or logos of Doc-Talk provided to Company. All representations of the Doc-Talk logos and trademarks that Company uses will be exact copies of those provided by Doc-Talk.

Company. Company hereby grants to Doc-Talk, and Doc-Talk hereby accepts, a non-exclusive, non-transferable, worldwide, revocable right to use and display solely in connection with establishing the Hyper Link on the Doc-Talk Web Site during the term of this Agreement the graphic image and text described in
Section 2.2, the Company Web Site URL, and any other trademarks or logos of Company provided to Doc-Talk. All representations of the Company logos and trademarks that Doc-Talk uses will be exact copies of those provided by Company.

Company Web Site. Company is solely responsible for the development, operation, and maintenance of Company Web Site and for all materials that appear on such site, including without limitation the technical operation of its site and all related equipment, creating and posting the text and Hyper Link in accordance with Section 2.1 and linking those descriptions to the Doc-Talk Web Site, ensuring that materials posted on the Company Web Site do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy, or other personal or proprietary rights) and ensuring that materials posted on the Company Web site are not libelous or otherwise illegal.

Press Release. Doc-Talk and Company agree to cooperate with each other in a joint press release following execution of this Agreement. Doc-Talk and Company shall jointly determine the content, timing and necessity of all press releases regarding this Agreement.

Term. The term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year unless sooner terminated as provided herein. Either Party may terminate this Agreement at any time upon not less than thirty (30) days prior written notice to the other Party. Upon the termination of this Agreement for any reason, each Party will immediately cease use of, and remove from its site, all links to the other Party's Web Site and all trademarks, trade dress and logos, and all other materials provided to the Party by or on behalf of the other Party in connection with this Agreement. Company shall only be eligible to earn referral fees on Net Sales occurring during the term of the Agreement. Upon termination of the this Agreement for any reason, Sections 8, 9, 10, 11, 12, 13, 15, 17 and 18 shall survive.

Relationship of Parties. Doc-Talk and Company are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Company shall have no authority to make or accept any offers or representations on behalf of Doc-Talk, and Company warrants that it will not make any statement, whether on Company's Web Site or otherwise, that reasonably would contradict anything in this Section.

Confidentiality.

Non-disclosure. Each Party shall protect the other Party's Proprietary Information from unauthorized dissemination and use with the same degree of care that such Party uses to protect its own like information, but in no event less than reasonable care, for a period of three years from receipt of the disclosing Party's Proprietary Information. Neither Party will use the other Party's Proprietary Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither Party will disclose to third parties the other Party's Proprietary Information without the prior written consent of the other Party. Except as expressly provided in this Agreement, no ownership or license rights are granted in any Proprietary Information. Both parties acknowledge that the restrictions contained in this Paragraph 10.1 are reasonable and necessary to protect their legitimate interests and that violation of these restrictions will cause irreparable damage to the other Party and each Party agrees that the other Party shall be entitled to injunctive relief against each violation.

Development Rights. The Parties' obligations of confidentiality under this Agreement shall not be construed to limit either Party's right to independently develop or acquire products without the use of the other Party's Proprietary Information.

This Agreement. Neither Party shall disclose the terms and conditions of this Agreement to any third party without the other Party's express written permission, provided that a Party may disclose the terms and conditions of this Agreement to its financial and legal advisors who are bound by obligations of confidentiality substantially similar to those contained in this Agreement.

Indemnity.

Company. Company shall indemnify and hold harmless Doc-Talk and its successors and assigns from all third party claims, damages, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) relating to the development, operation, maintenance, and content of the Company Web Site.

Doc-Talk. Doc-Talk shall indemnify and hold harmless Company and its successors and assigns from all third party claims, damages, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) relating to the development, operation, maintenance, and content of the Doc-Talk Web Site.

Any indemnity under this Section 11 is conditioned upon prompt written notice by the non-indemnifying Party to the indemnifying Party of any claim, action or demand for which indemnity is claimed and such reasonable cooperation by the non-indemnifying Party in the defense as the indemnifying Party may request. The non-indemnifying Party shall have the right, but not the obligation to control the defense and/or settlement of any third party claim in which it is named as a party. The non-indemnifying Party shall have the right to participate in any defense of a third party claim against the indemnifying Party with counsel of the non-indemnifying Party's choice at its own expense.

Disclaimer. Doc-Talk provides the Doc-Talk Service on an "as-is" and "as-available" basis. Accordingly, Doc-Talk makes no express or implied warranties or representations with respect to the Doc-Talk Service (including, without limitation, warranties of fitness, merchantability, non-infringement, or any implied warranties arising out of a course of performance, dealing, or trade usage). In addition, we make no representation that the operation of our site will be uninterrupted or error-free, and we will not be liable for the consequences of any interruptions or errors.

LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (OR ANY LOSS OF REVENUE, PROFITS, OR DATA) ARISING IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NEITHER PARTY'S AGGREGATE LIABILITY ARISING WITH RESPECT TO THIS AGREEMENT SHALL EXCEED THE TOTAL REFERRAL FEES PAID OR PAYABLE TO COMPANY UNDER THIS AGREEMENT.

Notification. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

     To Doc-Talk:                      To Company:
     Doc-Talk, L.L.C.                  RXData.net Integrated Health Records
     8050 Southern Maryland Blvd.      1891 Englewood Road, #208
     Owings, MD 20736                  Englewood, FL 34223
     Attention: Todd M. Lamka          Attention: Joseph Wigley/W. A. Cabana
     Phone: (410) 286-2736             Phone: 941.473.5421 or 941.473.3436
     Fax:

Governing Law. This Agreement shall be governed by the laws of the State of Maryland, excluding its conflicts of laws rules.

Assignment. Neither Party may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other; provided that either Party shall have the right to assign its rights and obligations hereunder to its parent or to any subsidiary or affiliate upon notice to the other Party, and Doc-Talk, L. L. C. may assign its rights and obligations herein as part of a sale of assets to DocTalk, Inc., a Delaware corporation. Any purported assignment or delegation without such required consent shall be null and void.

Construction. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

Entirety. This Agreement shall not be effective until signed by both Parties. This Agreement constitutes the entire agreement between the Parties with respect to the Doc-Talk Service and all other subject matter hereof and supersedes all prior and contemporaneous communications. This Agreement shall not be modified except by written agreement dated subsequent to the date of this Agreement and signed on behalf of Doc-Talk and Company by their respective duly authorized representatives.

IN WITNESS WHEREOF, each of the Parties has duly executed and delivered this Agreement as of the dates signed below.

Doc-Talk, L.L.C.                    Roadpoet Ventures Ltd., Inc.
                                    RXDat net Integrated Health Records


By: /s/ Dale L. Hutchins            By: /s/ Joseph R. Wigley
    --------------------------          --------------------
Name:  Dale L. Hutchins, Ph.D.      Name:  Joseph R. Wigley
Title: COO                          Title: President
Date:  12/22/99                     Date:  16, December 1999